News Release

Investor Contact:

Niels Christensen, 215-986-6651
Niels.Christensen@unisys.com


Media Contact:

Jim Kerr, 215-986-5795
Jim.Kerr@unisys.com


UNISYS ANNOUNCES THIRD-QUARTER 2012 FINANCIAL RESULTS
* NET LOSS OF $12.4 MILLION INCLUDES $23.1 MILLION OF DEBT REDUCTION CHARGES AND $28.9 MILLION OF PENSION EXPENSE; COMPARES WITH NET INCOME OF $78.6 MILLION IN 3Q 2011, WHICH INCLUDED $6.9 MILLION OF PENSION EXPENSE
* NON-GAAP NET INCOME(1) OF $43.6 MILLION VS. $89.7 MILLION IN 3Q 2011
* YEAR-TO-DATE NET INCOME OF $47.6 MILLION VS. $26.2 FOR FIRST NINE
  MONTHS OF 2011
* YEAR-TO-DATE NON-GAAP NET INCOME OF $165.3 MILLION VS. $143.5 MILLION FOR FIRST NINE MONTHS OF 2011
* COMPANY COMPLETES ITS $1 BILLION MULTI-YEAR DEBT REDUCTION PROGRAM

BLUE BELL, Pa., October 23, 2012 - Unisys Corporation (NYSE: UIS) today reported a third-quarter 2012 net loss of $12.4 million, or a loss of 28 cents per diluted share, which included $23.1 million of debt reduction charges and $28.9 million of pension expense. In the third quarter of 2011, the company reported net income of $78.6 million, or $1.63 per diluted share, which included $6.9 million of pension expense. Excluding debt reduction charges and pension expense, non-GAAP diluted earnings per share(1) in the third quarter of 2012 was 85 cents compared with $1.77 in the third quarter of 2011. On lower pre-tax income, the company reported a third-quarter 2012 income tax provision of $32.7 million compared with $33.4 million in the third quarter of 2011. The third-quarter 2012 tax provision included a charge of $9.2 million related to a change in applicable corporate tax rates in the U.K.

Revenue in the third quarter of 2012 declined 14 percent to $877 million compared with $1.02 billion in the year-ago quarter. Foreign currency fluctuations had a 4 percentage point negative impact on revenue comparisons in the current quarter.

Through the first nine months of 2012, Unisys reported net income of $47.6 million, which included $30.6 million of debt reduction charges and $75.0 million of pension expense. This compared to net income of $26.2 million for the first nine months of 2011, which included $77.6 million of debt reduction charges, $21.3 million of pension expense, and an $8.9 million charge related to the settlement of a non-income tax matter. Excluding these items, non-GAAP net income for the first nine months of 2012 was $165.3 million compared with $143.5 million for the comparable period of 2011. Revenue for the first nine months of 2012 declined 5 percent - 2 percent on a constant currency basis(2) - over the first nine months of 2011.

"After a strong first half of 2012, we saw softer services demand, particularly for short-term project work, in the third quarter," said Unisys Chairman and CEO Ed Coleman. "The lower services revenue, along with higher pension expense and debt reduction charges, impacted our results. However, we were pleased with margin improvement in our technology business, ongoing cost discipline across our company, continued improvements in service quality, and the early achievement of our 2013 debt reduction goal.

"Year to date, we have improved our profitability from 2011 levels. We are encouraged by reaction to recent product announcements, a growing reputation for service excellence, and a strong pipeline of opportunities," Coleman said.

THIRD-QUARTER COMPANY AND BUSINESS SEGMENT HIGHLIGHTS
U.S. revenue declined 24 percent in the quarter. About half of the revenue decline was in the company's U.S. Federal government business. International revenue declined 6 percent in the quarter. On a constant currency basis, international revenue grew 3 percent as increases in Latin America and Japan offset declines in Europe.

The company reported an overall third-quarter 2012 gross profit margin of
24.9 percent, down from 27.9 percent in the year-ago quarter. Operating expenses (R&D and SG&A expenses) declined 8 percent from the year-ago period. Third-quarter 2012 operating profit declined to 7.0 percent of revenue from 11.1 percent of revenue in the third quarter of 2011. The company reported a third-quarter 2012 operating profit of $61.2 million, including $29.9 of pension expense, compared with a third-quarter 2011 operating profit of $113.0 million, which included $8.5 million of pension expense.

Third-quarter 2012 services revenue declined 15 percent from the prior-year quarter. On a constant currency basis, services revenue decreased 10 percent primarily driven by lower project revenue and lower sales of industry solutions within the company's systems integration business. The lower revenue level as well as a different mix of services revenue impacted services margins in the quarter. Third-quarter 2012 services gross profit margin declined to 19.9 percent from 21.6 percent a year ago while services operating profit margin decreased to 6.0 percent from 8.7 percent a year ago.

Third-quarter services order signings were down but flat on a constant currency basis. Services backlog at September 30, 2012 was $5.1 billion, an 8 percent decrease from services backlog at December 31, 2011.

Third-quarter 2012 technology revenue decreased 10 percent from the prior-year quarter as growth in enterprise servers was offset by lower sales of other technology. Reflecting a higher percentage of enterprise-class software and server sales in the quarter, technology gross profit margin improved to 59.9 percent from 57.4 percent in the year-ago quarter and technology operating profit margin increased to 29.1 percent from
25.8 percent in the year-ago quarter.

CASH FLOW AND BALANCE SHEET HIGHLIGHTS

Unisys generated $17 million of cash from operations in the third quarter of 2012, which included pension contributions of $56 million. In the year-ago quarter, the company generated $94 million of cash from operations, which included $21 million of pension contributions. Capital expenditures in the third quarter of 2012 increased to $32 million compared with $29 million in the year-ago quarter. The company used $15 million of free cash in the third quarter of 2012 compared with free cash flow(3) of $65 million in the third quarter of 2011. Free cash flow before pension contributions was $42 million in the current quarter compared with $86 million in the year-ago quarter. Before pension contributions, the company generated free cash flow of $186 million in the first nine months of 2012 compared with $120 million in the first nine months of 2011.

During the quarter Unisys completed previously announced actions to eliminate remaining high-interest debt as part of its debt reduction program. Through a combination of debt extinguishment and refinancing actions, the company retired $293.7 million aggregate principal amount of 12.5% and 12.75% senior notes while successfully issuing $210 million of 6.25% senior notes due 2017.

At September 30, 2012, the company reported a cash balance of $542 million and total debt of $211 million.

NON-GAAP INFORMATION
Unisys reports its results in accordance with Generally Accepted Accounting Principles (GAAP) in the United States. However, in an effort to provide investors with additional perspective regarding the company's results as determined by GAAP, the company also discusses, in its earnings press release and/or earnings presentation materials, non-GAAP information which management believes provides useful information to investors. Our management uses supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and assess operational alternatives. These non-GAAP measures may include non-GAAP net income and diluted earnings per share, constant currency, and free cash flow.

Our non-GAAP measures are not intended to be considered in isolation or as substitutes for results determined in accordance with GAAP and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. (See GAAP to non-GAAP reconciliations attached.)

 (1) Non-GAAP net income and diluted earnings per share - As a result of debt reduction actions, Unisys recorded charges of $23.1 million and $0.1 million during the third quarters of 2012 and 2011, respectively. The company also recorded pension expense of $28.9 million and $6.9 million during the third quarters of 2012 and 2011, respectively. For the first nine months of 2012 and 2011, Unisys recorded debt reduction charges of $30.6 million and $77.6 million, respectively. The company also recorded pension expense of $75.0 million and $21.3 million during the first nine months of 2012 and 2011, respectively. In the first nine months of 2011, the company incurred a charge of $8.9 million related to a Brazil non-income tax case. In an effort to provide investors with a perspective on the company's earnings without these charges, they are excluded from the non-GAAP net income and diluted earnings per share calculations.

 (2) Constant currency - The company refers to growth rates at constant currency or adjusting for currency so that the business results can be viewed without the impact of fluctuations in foreign currency exchange rates to facilitate comparisons of the company's business performance from one period to another. Constant currency for revenue is calculated by retranslating current and prior period results at a consistent rate. This approach is based on the pricing currency for each country which is typically the functional currency. Generally, when the dollar either strengthens or weakens against other currencies, the growth at constant currency rates will be higher or lower, respectively, than growth reported at actual exchange rates.

 (3) Free cash flow - To better understand the trends in our business, we believe that it is helpful to present free cash flow, which we define as cash flow from operations less capital expenditures. Management believes this measure gives investors an additional perspective on cash flow from operating activities in excess of amounts required for reinvestment. Because of the significance of the company's pension funding obligations in 2012, free cash flow before pension funding is also provided.

CONFERENCE CALL
Unisys will hold a conference call today at 5:30 p.m. Eastern Time to discuss its results. The listen-only Webcast, as well as the accompanying presentation materials, can be accessed via a link on the Unisys Investor Web site at www.unisys.com/investor. Following the call, an audio replay of the Webcast, and accompanying presentation materials, can be accessed through the same link.

ABOUT UNISYS
Unisys is a worldwide information technology company. We provide a portfolio of IT services, software, and technology that solves critical problems for clients. We specialize in helping clients secure their operations, increase the efficiency and utilization of their data centers, enhance support to their end users and constituents, and modernize their enterprise applications. To provide these services and solutions, we bring together offerings and capabilities in outsourcing services, systems integration and consulting services, infrastructure services, maintenance services, and high-end server technology. With approximately 22,500 employees, Unisys serves commercial organizations and government agencies throughout the world. For more information, visit www.unisys.com.


FORWARD-LOOKING STATEMENTS

Any statements contained in this release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, any projections of earnings, revenues, or other financial items; any statements of the company's plans, strategies or objectives for future operations; statements regarding future economic conditions or performance; and any statements of belief or expectation. All forward-looking statements rely on assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. Risks and uncertainties that could affect the company's future results include the company's ability to drive profitable growth in consulting and systems integration; the company's ability to take on, successfully implement and grow outsourcing operations; market demand for the company's high-end enterprise servers and maintenance on those servers; the potential adverse effects of aggressive competition in the information services and technology marketplace; the company's ability to retain significant clients; the company's ability to effectively anticipate and respond to volatility and rapid technological change in its industry; the adverse effects of global economic conditions; the company's significant pension obligations and potential requirements to make significant cash contributions to its defined benefit pension plans; the success of the company's program to reduce costs, focus its global resources and simplify its business structure; the risks that the company's contracts may not be as profitable as expected or provide the expected level of revenues and that contracts with U.S. governmental agencies may subject it to audits, criminal penalties, sanctions and other expenses and fines; the risk that the company may face damage to its reputation or legal liability if its clients are not satisfied with its services or products; the risk that breaches of data security could expose the company to legal liability and could harm its business and reputation; the performance and capabilities of third parties with whom the company has commercial relationships; the risks of doing business internationally when more than half of the company's revenue is derived from international operations; the company's ability to access capital and credit markets to address its liquidity needs; the potential for intellectual property infringement claims to be asserted against the company or its clients; the possibility that pending litigation could affect the company's results of operations or cash flow; the business and financial risk in implementing future dispositions or acquisitions; the company's ability to use its U.S. Federal net operating loss carryforwards and other tax attributes; and the company's consideration of all available information following the end of the quarter and before the filing of the Form 10-Q and the possible impact of this subsequent event information on its financial statements for the reporting period. Additional discussion of factors that could affect the company's future results is contained in its periodic filings with the Securities and Exchange Commission. The company assumes no obligation to update any forward-looking statements.

####

RELEASE NO.: 1023/9138

Unisys is a registered trademark of Unisys Corporation. All other brands and products referenced herein are acknowledged to be trademarks or registered trademarks of their respective holders.



                        UNISYS CORPORATION
                 CONSOLIDATED STATEMENTS OF INCOME
                            (Unaudited)
                 (Millions, except per share data)

                             Three Months         Nine Months
                          Ended September 30   Ended September 30
                          ------------------   ------------------
                            2012      2011       2012      2011
                          --------  --------   --------  --------
Revenue
  Services                  $748.0    $876.3   $2,386.7  $2,519.3
  Technology                 129.4     143.8      340.4     349.2
                          --------  --------   --------  --------
                             877.4   1,020.1    2,727.1   2,868.5
Costs and expenses
  Cost of revenue:
    Services                 612.5     680.0    1,927.0   2,010.6
    Technology                46.3      55.3      112.5     151.2
                          --------  --------   --------  --------
                             658.8     735.3    2,039.5   2,161.8
Selling, general and
  administrative             138.6     153.3      422.0     446.5
Research and development      18.8      18.5       61.0      57.2
                          --------  --------   --------  --------
                             816.2     907.1    2,522.5   2,665.5
                          --------  --------   --------  --------
Operating profit              61.2     113.0      204.6     203.0

Interest expense               7.8      12.5       25.0      51.7
Other income (expense), net  (25.8)     16.6      (34.9)    (56.6)
                          --------  --------   --------  --------
Income before income taxes    27.6     117.1      144.7      94.7
Provision for income taxes    32.7      33.4       76.8      52.4
                          --------  --------   --------  --------
Consolidated net
  income (loss)               (5.1)     83.7       67.9      42.3
Net income attributable to
  noncontrolling interests     3.3       1.0        8.2       6.6
                          --------  --------   --------  --------
Net income (loss) attributable
  to Unisys Corporation       (8.4)     82.7       59.7      35.7
Preferred stock dividends      4.0       4.1       12.1       9.5
                          --------  --------   --------  --------
Net income (loss) attributable
  to Unisys Corporation
  common shareholders       ($12.4)    $78.6      $47.6     $26.2
                          ========  ========   ========  ========

Earnings (loss) per common share attributable
  to Unisys Corporation
    Basic                  ($  .28)  $  1.82    $  1.09    $  .61
                          ========  ========   ========  ========
    Diluted                ($  .28)  $  1.63    $  1.08    $  .60
                          ========  ========   ========  ========
Shares used in the per share
  computations (thousands):
  Basic                     43,966    43,246     43,827    43,063
  Diluted                   43,966    50,623     44,273    43,635

                        UNISYS CORPORATION
                          SEGMENT RESULTS
                            (Unaudited)
                             (Millions)

                                 Elimi-
                       Total     nations    Services  Technology
                      --------   --------   --------  ----------
Three Months Ended
September 30, 2012
------------------
Customer revenue        $877.4                $748.0      $129.4
Intersegment                       ($16.2)       0.6        15.6
                      --------   --------   --------    --------
Total revenue           $877.4     ($16.2)    $748.6      $145.0
                      ========   ========   ========    ========
Gross profit percent     24.9%                 19.9%       59.9%
                      ========              ========    ========
Operating profit
  percent                 7.0%                  6.0%       29.1%
                      ========              ========    ========
Three Months Ended
September 30, 2011
------------------
Customer revenue      $1,020.1                $876.3      $143.8
Intersegment                       ($26.4)       0.9        25.5
                      --------   --------   --------    --------
Total revenue         $1,020.1     ($26.4)    $877.2      $169.3
                      ========   ========   ========    ========
Gross profit percent     27.9%                 21.6%       57.4%
                      ========              ========    ========
Operating profit
  percent                11.1%                  8.7%       25.8%
                      ========              ========    ========

Nine Months Ended
September 30, 2012
------------------
Customer revenue      $2,727.1              $2,386.7      $340.4
Intersegment                       ($85.8)       2.0        83.8
                      --------   --------   --------    --------
Total revenue         $2,727.1     ($85.8)  $2,388.7      $424.2
                      ========   ========   ========    ========
Gross profit percent     25.2%                 19.9%       61.8%
                      ========              ========    ========
Operating profit
  percent                 7.5%                  6.3%       27.8%
                      ========              ========    ========
Nine Months Ended
September 30, 2011
------------------
Customer revenue      $2,868.5              $2,519.3      $349.2
Intersegment                       ($70.2)       2.7        67.5
                      --------   --------   --------    --------
Total revenue         $2,868.5     ($70.2)  $2,522.0      $416.7
                      ========   ========   ========    ========
Gross profit percent     24.6%                 19.9%       53.1%
                      ========              ========    ========
Operating profit
  percent                 7.1%                  6.7%       14.6%
                      ========              ========    ========

                        UNISYS CORPORATION
                    CONSOLIDATED BALANCE SHEETS
                            (Unaudited)
                            (Millions)

                                       September 30, December 31,
                                            2012        2011
                                        ----------   ----------
Assets
Current assets
Cash and cash equivalents                   $541.6       $714.9
Accounts and notes receivable, net           602.2        673.0
Inventories
   Parts and finished equipment               32.7         38.1
   Work in process and materials              26.3         26.7
Deferred income taxes                         23.7         27.1
Prepaid expense and other
 current assets                               98.2        123.6
                                        ----------   ----------
Total                                      1,324.7      1,603.4
                                        ----------   ----------
Properties                                 1,264.0      1,257.2
Less accumulated depreciation
  and amortization                         1,088.5      1,065.9
                                        ----------   ----------
Properties, net                              175.5        191.3
                                        ----------   ----------
Outsourcing assets, net                      119.3        137.9
Marketable software, net                     130.2        129.8
Prepaid postretirement assets                 22.0         43.9
Deferred income taxes                        176.5        181.5
Goodwill                                     192.2        192.5
Other long-term assets                       114.1        131.9
                                        ----------   ----------
Total                                     $2,254.5     $2,612.2
                                        ==========   ==========
Liabilities and deficit
Current liabilities
Notes payable                                 $0.2         $  -
Current maturities of long-term debt           0.5          0.9
Accounts payable                             221.1        241.6
Deferred revenue                             362.8        448.1
Other accrued liabilities                    368.8        425.5
                                        ----------   ----------
Total                                        953.4      1,116.1
                                        ----------   ----------
Long-term debt                               210.1        358.8
Long-term postretirement liabilities       2,032.1      2,224.0
Long-term deferred revenue                   116.4        120.3
Other long-term liabilities                   95.1        104.0
Commitments and contingencies
Total deficit                             (1,152.6)    (1,311.0)
                                        ----------   ----------
Total                                     $2,254.5     $2,612.2
                                        ==========   ==========

                        UNISYS CORPORATION
               CONSOLIDATED STATEMENT OF CASH FLOWS
                            (Unaudited)
                            (Millions)
                                              Nine Months Ended
                                                 September 30
                                              ------------------
                                                2012       2011
                                              -------    -------
Cash flows from operating activities

Consolidated net income                         $67.9      $42.3
Add (deduct) items to reconcile consolidated net
 Income to net cash provided by operating activities:
Loss on debt extinguishment                      30.6       77.6
Employee stock compensation                      11.8       12.8
Company stock issued for U.S. 401(k) plan         6.2        9.6
Depreciation and amortization of properties      41.8       50.8
Depreciation and amortization of
 outsourcing assets                              44.1       48.2
Amortization of marketable software              42.5       50.9
Disposals of capital assets                       6.2        1.0
(Gain) loss on sale of businesses and assets    (11.7)        .3
Decrease in deferred income taxes, net           31.0       33.4
Decrease in receivables, net                     58.0       89.5
Decrease in inventories                           5.1       21.3
Decrease in accounts payable
 and other accrued liabilities                 (151.8)    (254.6)
Decrease in other liabilities                  (183.6)     (43.2)
Decrease in other assets                        112.0       17.6
Other                                            (2.7)        .2
                                              -------    -------
Net cash provided by operating activities       107.4      157.7
                                              -------    -------
Cash flows from investing activities
 Proceeds from investments                    2,786.6      396.9
 Purchases of investments                    (2,784.2)    (394.5)
 Restricted deposits                             (1.1)      30.1
 Investment in marketable software              (42.9)     (36.9)
 Capital additions of properties                (26.0)     (32.9)
 Capital additions of outsourcing assets        (27.8)     (31.3)
 Net proceeds from sale of
  businesses and assets                           5.2      (15.0)
                                              -------    -------
Net cash used for investing activities          (90.2)     (83.6)
                                              -------    -------
Cash flows from financing activities
 Proceeds from issuance of preferred stock,
  net of issuance costs                                    249.7
 Payments of long-term debt                    (388.9)    (462.5)
 Dividends paid to noncontrolling interests      (4.5)       (.4)
 Dividends paid on preferred shares             (12.1)      (8.1)
 Proceeds from exercise of stock options           .4        1.4
 Proceeds from issuance of long-term debt       204.8          -
 Net proceeds from short-term borrowings           .2          -
 Financing fees                                     -       (2.2)
                                              -------    -------

Net cash used for financing activities         (200.1)    (222.1)
                                              -------    -------
Effect of exchange rate changes on cash
 and cash equivalents                             9.6      (13.0)
                                              -------    -------
Decrease in cash and cash equivalents          (173.3)    (161.0)
Cash and cash equivalents, beginning of
 period                                         714.9      828.3
                                              -------    -------
Cash and cash equivalents, end of period       $541.6     $667.3
                                              =======    =======

                              (1)
                        UNISYS CORPORATION
  RECONCILIATION OF SELECTED GAAP MEASURES TO NON-GAAP MEASURES
                          (Unaudited)
              (Millions, except per share data)

                             Three Months         Nine Months
                          Ended September 30   Ended September 30
                          ------------------   ------------------
                            2012      2011       2012      2011
                          --------  --------   --------  --------
GAAP net income (loss)
  attributable to Unisys Corporation
  common shareholders       ($12.4)    $78.6      $47.6     $26.2

Debt reduction charges,
  net of tax                  23.1       0.1       30.6      77.6
Brazil non-income
  tax case, net of tax                   0.0                  8.9
FAS87 pension charges,
  net of tax                  28.9       6.9       75.0      21.3
                          --------  --------   --------  --------
Non-GAAP net income
  attributable to Unisys Corporation
  common shareholders         39.6      85.6      153.2     134.0

Add preferred stock
  dividends                    4.0       4.1       12.1       9.5
                          --------  --------   --------  --------
Non-GAAP net income
  attributable to Unisys
  Corporation for diluted
  earnings per share         $43.6     $89.7     $165.3    $143.5
                          ========  ========   ========  ========
Weighted average
  shares (thousands)        43,966    43,246     43,827    43,063

Plus incremental shares from assumed conversion:
  Employee stock plans         458       464        445       572
  Preferred stock            6,913     6,913      6,913     5,402
                          --------  --------   --------  --------
GAAP adjusted weighted
  average shares            51,337    50,623     51,185    49,037
                          ========  ========   ========  ========

Diluted earnings (loss) per share

GAAP basis
GAAP net income (loss)
  attributable to Unisys
  Corporation for diluted
  earnings per share        ($12.4)    $82.7      $47.6     $26.2

Divided by adjusted weighted
  average shares            43,966    50,623     44,273    43,635
GAAP net income (loss)
  per diluted share        ($  .28)  $  1.63    $  1.08    $  .60
                          ========  ========   ========  ========
Non-GAAP basis
Non-GAAP net income
  attributable to Unisys
  Corporation for diluted
  earnings per share         $43.6     $89.7     $165.3    $143.5

Divided by Non-GAAP adjusted
  weighted average shares   51,337    50,623     51,185    49,037

Non-GAAP net income
  per diluted share         $  .85   $  1.77    $  3.23   $  2.93
                          ========  ========   ========  ========

                              (2)
                      UNISYS CORPORATION
               RECONCILIATION OF GAAP TO NON-GAAP
                          (Unaudited)
                           (Millions)

FREE CASH FLOW
--------------
                             Three Months         Nine Months
                          Ended September 30  Ended September 30
                           -----------------   -----------------
                             2012     2011       2012     2011
                           -------- --------   -------- --------
Cash provided by
  operations                  $16.9    $93.8     $107.4   $157.7

Additions to marketable
  software                    (14.3)   (13.6)     (42.9)   (36.9)
Additions to properties        (8.1)    (8.9)     (26.0)   (32.9)
Additions to outsourcing
  assets                       (9.1)    (6.3)     (27.8)   (31.3)
                           -------- --------   -------- --------
Free Cash Flow                (14.6)    65.0       10.7     56.6
Pension funding                56.3     20.8      175.1     63.6
                           -------- --------   -------- --------
Free cash flow before
  pension funding             $41.7    $85.8     $185.8   $120.2
                           ======== ========   ======== ========